                                    EXHIBIT I

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Fargo Electronics, Inc.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  January 23, 2002

THE ST. PAUL COMPANIES, INC.


      By:   /s/ Bruce A. Backberg
          --------------------------------
            Bruce A. Backberg
      Its:  Senior Vice President



ST. PAUL FIRE AND MARINE INSURANCE COMPANY


      By:   /s/ Bruce A. Backberg
          --------------------------------
            Bruce A. Backberg
      Its:  Senior Vice President


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